SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

July 20, 2009
Date of Report (Date of earliest event reported)

Hotel Outsource Management International, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	6719	13-4167393
(State or Other Jurisdiction of	Commission File	(I.R.S. Employer
Incorporation or Organization)	Number	Identification No.)

80 Wall Street, Suite 815, New York, New York	10005
(Address of Principal Executive Offices)	(Zip Code)

212-344-1600
Registrant’s telephone number, including area code

(Former Name or former Address, if Changed Since Last Report)

Item 1.01 – Entry into a Material Definitive Agreement

On July 20, 2009, HOMI Israel Ltd (“HOMI”), which is a wholly owned subsidiary of Hotel Outsource Management International, Inc., entered into an agreement with Globetrip Ltd., a company of which Daniel Cohen, HOMI’s President, owns 45.45%.  Pursuant to this agreement, HOMI sold 470 HOMI® 336 minibars installed at the Dan Panorama Hotel in Tel Aviv to Globetrip Ltd. at a price of $450 per minibar, for a total of $211,450.  The minibars will remain in place at the hotel and HOMI shall continue to operate and maintain these minibars in accordance with its existing outsource operation agreement with the Dan Panorama Hotel, the only difference being that instead of HOMI having title to the minibars, title to the minibars now rests with Globetrip Ltd.

HOMI shall continue to invoice the Dan Panorama Hotel for the full amount of the net revenues from its outsource operation (“Net Revenues”).  From this amount, HOMI shall receive (a) the cost of goods to be sold in the minibars; (b) labor costs; (c) a maintenance fee of $0.06 per minibar per day; (d) a management fee of 8% of Net Revenues (collectively, “Operational Payments”).  As long as Net Revenues less Operational Payments (“Operating Cashflow”) exceed $17,625 for a particular quarter, such Operating Cashflow shall be divided between HOMI (40%) and Globetrip Ltd. (60%); however, if the quarterly Operating Cashflow is less than $10,575, Globetrip shall be entitled to 100% of the Operating Cashflow.  If the Operating Cashflow for the quarter is between $10,575 and $17,625, Globetrip shall receive $10,575 and HOMI shall receive the balance.  Until such time as the aggregate payments to Globetrip Ltd under the agreement shall total $211,450, division of Operating Cashflow shall be reconciled on an annual basis at the end of each fiscal year.

If during the first 8 years of the agreement the Dan Panorama Hotel terminates its outsourcing agreement with HOMI and the minibar system is removed from the hotel, HOMI will, at its own cost, reinstall the minibar system in another hotel with similar revenue earning capacity as the Dan Panorama Hotel within six months.  In the event HOMI does not place the minibar system in another similar hotel within six months of termination of its outsource agreement, HOMI shall transfer title in a similar minibar system owned by HOMI to Globetrip Ltd., instead of the initial minibar system, and the principles of the agreement between HOMI and Globetrip Ltd will apply to the replacement minibar system.

The purpose of this agreement is to refinance the minibars.  HOMI intends to enter into similar agreements with additional third parties in the future.

Item 9.01 – Financial Statements and Exhibits

(d) Exhibits

Exhibit No.

Refinancing Agreement between HOMI and Globetrip Ltd., dated July 20, 2007.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereto duly authorized.

July 28, 2009	Hotel Outsource Management International, Inc.

By: /s/ Jacob Ronnel
Name: Jacob Ronnel
Title : Chief Executive Officer